Exhibit 99.1

Contact:           Joanne Ferrara, Investor Relations
631-773-5813
joanne.ferrara@falconstor.com

FalconStor Software Announces Second Quarter Results
Year-to-Date Revenues Increase 29% from Prior Year
Increase in Stock Repurchase Program Authorized

MELVILLE, N.Y., July 24, 2008—FalconStor Software, Inc. (NASDAQ: FALC), the provider of TOTALLY Open™ data protection solutions, today announced financial results for its second quarter ended June 30, 2008.

Revenues for the second quarter of 2008 increased 25% to $22.2 million, compared with $17.8 million for the same period a year ago.  GAAP income from operations for the quarter increased 120% to $1.1 million, compared with $0.5 million in the second quarter of 2007.  GAAP net income for the quarter was $1.0 million, or $0.02 per diluted share, compared with $1.4 million, or $0.03 per diluted share, in the second quarter of 2007.  In the second quarter of 2008, the Company’s GAAP tax expense was $0.5 million, compared with a benefit of $0.3 million in the second quarter of 2007.  Stock-based compensation expense was $2.3 million in the second quarter of 2008 and $1.9 million in the second quarter of 2007.

 “We are very pleased with the growth of our non-OEM revenue during the second quarter of 2008, which increased 42% compared with the prior year,” said ReiJane Huai, Chairman and CEO of FalconStor. “While our OEM revenue as a whole increased during the second quarter, we did experience a year-over-year decrease in revenue from one of our large OEM customers as a result of their product transition.  We expect the revenue from this customer to rebound in the third and fourth quarters.”

Non-GAAP income from operations increased 40% to $3.4 million in the second quarter of 2008, compared with non-GAAP income from operations of $2.4 million in the second quarter of 2007. Non-GAAP operating margins increased to 15% in the second quarter of 2008, compared with non-GAAP operating margins of 14% in the same period a year ago. Non-GAAP net income was $2.5 million, or $0.05 per diluted share, in the second quarter of 2008, compared with $3.3 million, or $0.06 per diluted share, in the second quarter of 2007. The decline in non-GAAP net income was due to an increase in the tax provision from a benefit of $0.3 million in the second quarter of 2007 to a tax expense of $1.3 million during the second quarter of 2008.  The increase in the tax provision reflects the continued profitability of the Company and the utilization of net operating losses in prior periods.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

For the six months ended June 30, 2008, revenues increased 29% to $44.0 million, compared with $34.1 million for the same period a year ago.  GAAP income from operations for the six-month period increased to $2.9 million, compared with a loss of $0.4 million in 2007.  GAAP net income was $2.3 million, or $0.05 per diluted share for the six months ended June 30, 2008, compared with net income of $0.8 million, or $0.02 per diluted share, in the same period a year ago.  For the first six months of 2008, the Company recorded a GAAP tax provision of $1.5 million compared with a benefit of $0.1 million in the prior year period.  Stock-based compensation expense was $4.6 million in 2008 and $4.1 million in 2007.

Non-GAAP income from operations increased 98% to $7.5 million for the six months ended June 30, 2008, compared with non-GAAP income from operations of $3.8 million in 2007. Non-GAAP operating margins increased to 17%, compared with non-GAAP operating margins of 11% in the same period a year ago. Non-GAAP net income was $5.4 million, or $0.11 per diluted share, compared with $5.0 million, or $0.10 per diluted share in the same period a year ago. The Company recorded a non-GAAP tax expense of $3.1 million compared with a tax benefit of $0.1 million in 2007.  Non-GAAP results exclude the effects of stock-based compensation expense net of the related income taxes.

The Company closed the quarter with $53.7 million in cash, cash equivalents and marketable securities.  Cash flows from operations for the second quarter of 2008 were $4.4 million.  During the second quarter of 2008, the Company repurchased eight hundred thousand shares at a total purchase price of $6.9 million, or an average price of $8.59 per share.  For the first six months of 2008, the Company repurchased a total of 2.6 million shares at a total price of $21.3 million or an average price of $8.34 per share.

The Company also announced that its Board of Directors approved another increase in the size of its Stock Repurchase Program by an additional three million shares.  The Company has already repurchased 3.7 million shares.  As a result of this increase, the Company may repurchase up to 4.3 million additional shares.

For the year ending December 31, 2008, the Company continues to anticipate:

•	Revenues to be in the range of $100 million to $104 million
•	Non-GAAP operating margins, which exclude stock-based compensation, to be in the range of 24% to 26%
•	Non-GAAP net income to be between $0.31 and $0.36 per diluted share, which excludes stock-based compensation, net of income taxes.

The Company will host a conference call on Thursday, July 24th at 4:30 p.m. ET, to discuss the results. To participate in the conference call, please dial:

Toll Free: 1-866-249-6463
International: 1-303-262-2004

To view the presentation, please copy and paste the following link into your browser and register for this meeting. Once you have registered for the meeting, you will receive an email message confirming your registration.

https://falconstor.webex.com/falconstor/j.php?ED=111332932&RG=1&UID=0

Meeting: FalconStor Q2 2008 Earnings
Meeting password: q2numbers
Meeting Number: 485 079 975

A conference call replay is scheduled to be available beginning July 24 at 6:30 p.m. ET through 11:59 p.m. ET on July 29. To listen to the replay of the call, dial toll free: 1-800-405-2236 or International: 1-303-590-3000, passcode: 11117503#, or visit our website at www.falconstor.com/investors.asp

Non-GAAP Financial Measures

The non-GAAP financial measures used in this press release are not prepared in accordance with generally accepted accounting principles and may be different from non-GAAP financial measures used by other companies. The Company’s management refers to these non-GAAP financial measures in making operating decisions because they provide meaningful supplemental information regarding the Company’s operating performance. In addition, these non-GAAP financial measures facilitate management’s internal comparisons to the Company’s historical operating results and comparisons to competitors’ operating results. We include these non-GAAP financial measures (which should be viewed as a supplement to, and not a substitute for, their comparable GAAP measures) in this press release because we believe they are useful to investors in allowing for greater transparency into the supplemental information used by management in its financial and operational decision-making.  For a reconciliation of our GAAP and non-GAAP financial results, please refer to our ProForma Condensed Consolidated Statements of Operations, presented in this release.

About FalconStor
FalconStor Software, Inc. (NASDAQ: FALC), #5 in Forbes 2008 list of America’s Fastest-Growing Technology Companies, is the market leader in disk-based data protection. We deliver proven, comprehensive data protection solutions that facilitate the continuous availability of business-critical data with speed, integrity, and simplicity. Our TOTALLY Open™ technology solutions, built upon the award-winning IPStor® platform, include the industry leading Virtual Tape Library (VTL) with Single Instance Repository (SIR) for deduplication, Continuous Data Protector™ (CDP), Network Storage Server (NSS), and Replication option for disaster recovery and remote office protection. Our products are available from major OEMs and solution providers including Acer, Brocade, COPAN Systems, EMC, H3C, IBM, MPC, Pillar Data Systems, and Sun and are deployed by thousands of customers worldwide, from small businesses to Fortune 1000 enterprises.

FalconStor is headquartered in Melville, New York, with offices throughout Europe and the Asia Pacific region. FalconStor is an active member of the Storage Networking Industry Association (SNIA). For more information, visit www.falconstor.com or call 1-866-NOW-FALC (1-866-669-3252).

###

This press release includes forward-looking statements that involve risk and uncertainties that could cause actual results to differ materially from the forward-looking statements. These risks and uncertainties include: delays in product development; market acceptance of FalconStor’s products and services; technological change in the storage and networking industries; competition in the network storage software market; the potential failure of FalconStor’s OEM partners to introduce or to market products incorporating FalconStor’s products; intellectual property issues; and other risk factors discussed in FalconStor’s reports on Forms 10-K, 10-Q and other reports filed with the Securities and Exchange Commission.

FalconStor, FalconStor Software, and IPStor are registered trademarks, and Continuous Data Protector and TOTALLY Open are trademarks of FalconStor Software, Inc.  All other company and product names contained herein may be trademarks of their respective holders.

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED BALANCE SHEETS

	June 30, 2008	December 31, 2007
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$30,888,015	$32,219,349
Marketable securities	21,448,352	30,684,206
Accounts receivable, net	22,306,050	26,141,636
Prepaid expenses and other current assets	2,130,986	1,625,417
Deferred tax assets, net	3,807,325	3,807,325

Total current assets	80,580,728	94,477,933

Property and equipment, net	8,444,858	7,945,258
Long-term marketable securities	1,389,146	-
Deferred tax assets, net	6,037,536	5,969,778
Other assets, net	3,114,340	2,831,878
Goodwill	3,512,796	3,512,796
Other intangible assets, net	471,764	443,909

Total assets	$103,551,168	$115,181,552

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$1,207,355	$1,779,720
Accrued expenses	5,710,985	6,711,231
Deferred revenue, net	15,421,883	14,142,145

Total current liabilities	22,340,223	22,633,096

Other long-term liabilities	249,542	251,094
Deferred revenue, net	5,728,987	4,818,985

Total liabilities	28,318,752	27,703,175

Commitments and Contingencies

Total stockholders' equity	75,232,416	87,478,377

Total liabilities and stockholders' equity	$103,551,168	$115,181,552

FalconStor Software, Inc. and Subsidiaries
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Revenues:
Software licence revenue	$15,018,364	$11,980,480	$30,337,283	$22,417,985
Maintenance revenue	5,521,881	4,535,780	10,636,128	8,869,319
Software services and other revenue	1,686,701	1,234,284	3,060,195	2,803,918
	22,226,946	17,750,544	44,033,606	34,091,222

Operating expenses:
Cost of maintenance, software services and other revenue	3,524,404	2,486,336	6,838,892	5,256,160
Software development costs	6,178,097	5,341,481	12,056,882	10,857,666
Selling and marketing	9,360,539	7,500,433	18,319,290	14,469,184
General and administrative	2,066,530	1,922,723	3,967,751	3,860,503
	21,129,570	17,250,973	41,182,815	34,443,513
Operating income (loss)	1,097,376	499,571	2,850,791	(352,291)

Interest and other income	423,443	594,376	982,704	1,093,747

Income before income taxes	1,520,819	1,093,947	3,833,495	741,456

Provision (benefit) for income taxes	507,608	(285,621)	1,486,527	(83,537)

Net income	$1,013,211	$1,379,568	$2,346,968	$824,993

Basic net income per share	$0.02	$0.03	$0.05	$0.02

Diluted net income per share	$0.02	$0.03	$0.05	$0.02

Weighted average basic shares outstanding	48,066,451	49,378,812	48,828,229	48,988,778
Weighted average diluted shares outstanding	50,249,824	53,007,181	50,970,034	50,802,963

FalconStor Software, Inc. and Subsidiaries
Non-GAAP Operating Data
GAAP Reconciliation
(Unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Income (loss) from operations (GAAP)	$1,097,376	$499,571	$2,850,791	$(352,291)
Add : non-cash stock option expense (1)	2,303,701	1,938,021	4,643,347	4,128,106
Non-GAAP income from operations	3,401,077	2,437,592	7,494,138	3,775,815

Net income (GAAP)	$1,013,211	$1,379,568	$2,346,968	$824,993
Add: non-cash stock option expense, net of income taxes (2)	1,502,395	1,938,021	3,044,243	4,128,106
Non-GAAP net income	2,515,606	3,317,589	5,391,211	4,953,099

Operating margins (GAAP)	5%	3%	6%	(1%)
Add: non-cash stock option expense (1)	10%	11%	11%	12%
Non-GAAP operating margins	15%	14%	17%	11%

Basic EPS (GAAP)	$0.02	$0.03	$0.05	$0.02
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.04	0.06	0.08
Non-GAAP Basic EPS	0.05	0.07	0.11	0.10

Diluted EPS (GAAP)	$0.02	$0.03	$0.05	$0.02
Add: non-cash stock option expense, net of income taxes (2)	0.03	0.04	0.06	0.08
Non-GAAP Diluted EPS	0.05	0.06	0.11	0.10

Weighted average basic shares Outstanding (GAAP and as adjusted)	48,066,451	49,378,812	48,828,229	48,988,778
Weighted average diluted shares Outstanding (GAAP and as adjusted)	50,249,824	53,007,181	50,970,034	50,802,963

Footnotes:
(1)	Represents non-cash, stock-based compensation charges as follows:

	Three Months Ended June 30,		Six Months Ended June 30,
	2008	2007	2008	2007

Cost of maintenance, software services and other revenue	$332,111	$224,454	$612,709	$509,303
Software development costs	851,993	756,294	1,701,591	1,679,950
Selling and marketing	843,780	714,610	1,838,729	1,433,527
General and administrative	275,817	242,663	490,318	505,326

Total non-cash stock-based compensation expense	$2,303,701	$1,938,021	$4,643,347	$4,128,106

Represents the effects of non-cash stock option expense recognized for GAAP purposes under FAS 123R for the three and six months ended June 30, 2008 and 2007, net of related income tax effects. In 2007, the related income tax effects were not material.